Exhibit 2.1

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of October 7, 2014, is by and among Parago, Inc., a Delaware corporation (the “Company”), Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), BH Monarch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and TH Lee Putnam Ventures, L.P., solely in its capacity as the representative of the Seller Parties (“Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

A.	The Company, Buyer, Merger Sub, and Seller Representative previously entered into that certain Agreement and Plan of Merger dated as of September 24, 2014 (the “Merger Agreement”).

B.	The parties hereto have agreed to amend certain provisions of the Merger Agreement as permitted by Section 11.2 of the Merger Agreement.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    In Section 2.7(b)(ii) of the Merger Agreement, the phrase “Immediately following the Closing on the Closing Date” shall be deleted and replaced with the following text: “Promptly upon receipt by the Exchange Agent of the applicable documentation required under Section 2.8(a)(i).”

2.    The text of Section 2.8(a)(i) of the Merger Agreement shall be deleted in its entirety and replaced with the following text:

“As soon as practicable and, in any event, within ten (10) Business Days after the Agreement Date, the Company shall send to each Person who was a holder of Preferred Stock or Common Stock of the Company immediately prior to the Effective Time (a “Stockholder,” and collectively, the “Stockholders”), a disclosure statement (the “Stockholder Disclosure Statement”). As soon as practicable following the Closing, and, in any event, within three (3) Business Days after the Closing Date, the Exchange Agent shall send to each Stockholder a letter of transmittal in substantially the form of Exhibit B hereto (“Letter of Transmittal”); provided, however, no Letter of Transmittal shall be sent to Buyer, Merger Sub or the Company with respect to any shares of Company Common Stock held by them. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor an amount of cash equal to the applicable consideration calculated and paid pursuant to Section 2.7(b)(ii), and the Stock Certificate so surrendered shall forthwith be cancelled.”

3.    The final paragraph of Section 2.9(f) of the Merger Agreement shall be deleted in its entirety and replaced with the following text:

“Within five (5) days of the determination of the Final Closing Statement, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing it to disburse (A) to Buyer any portion of the Net Working Capital Escrow Amount payable to Buyer under Section 2.9(f)(i), (B) to the Surviving Corporation, from the remainder of the Net Working Capital Escrow Amount remaining after any disbursement to Buyer, (x) an amount equal to the employer portion of any withholding or other payroll taxes payable in connection with any payment to the holders of In-the- Money Company Options, and (y) any amount necessary for payment to the holders of In-the-Money Company Options, and (C) to the Exchange Agent, from the remainder of the Net Working Capital Escrow Amount remaining after any disbursement to Buyer, any amount necessary for payment to the Stockholders, in each case as provided in Section 2.11. For Tax purposes, any payment by Buyer or the Seller Representative pursuant to this Section 2.9(f) shall be treated as an adjustment to the Merger Consideration unless a contrary treatment is required by applicable Law.”

4.     The text of Section 2.10(b)(iii) of the Merger Agreement shall be deleted in its entirety and replaced with the following text:

“[Reserved.]”

5.     The text of Section 2.11(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following text:

“As provided in Section 2.7(b)(iii), at the Closing, Buyer shall deposit in escrow with Wells Fargo Bank, N.A. (the “Escrow Agent”) an amount equal to the Base Escrow Amount plus the Net Working Capital Escrow Amount (collectively, the “Escrow Amount”). The Escrow Amount shall be delivered by Buyer to the Escrow Agent at the Closing and shall be held in an account (the “Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. Any amounts owed by the Seller Parties to Buyer with respect to (i) the amount, if any, by which the Final Net Working Capital is less than Estimated Net Working Capital and (ii) Sellers indemnification obligations under Article IX (collectively, (i) and (ii), the “Escrow Matters”). Within five (5) days of the determination of the Final Net Closing Statement pursuant to Section 2.9, the Net Working Capital Escrow Amount (less the amount, if any, of any Net Working Capital Deficit) shall be released (A) to the Surviving Corporation, (x) an amount equal to the employer portion of any withholding or other payroll taxes payable in connection with any payment to the holders of In-the-Money

Company Options, and (y) any amount necessary for payment to the holders of In-the-Money Company Options, and (B) to the Exchange Agent, any amount necessary for payment to the Stockholders. Upon the eighteen month anniversary of the Effective Time (the “Escrow Release Date”) the remainder of the Escrow Amount (less the amount of any pending, paid or payable claims for Escrow Matters), will be released to (A) to the Surviving Corporation, (x) an amount equal to the employer portion of any withholding or other payroll taxes payable in connection with any payment to the holders of In-the-Money Company Options, and (y) any amount necessary for payment to the holders of In-the-Money Company Options, and (B) to the Exchange Agent, any amount necessary for payment to the Stockholders. Any amounts owed to Buyer or the Buyer Indemnitees with respect to the Escrow Matters pursuant to the terms and conditions of this Agreement shall be satisfied by deducting such amount from the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement. Buyer and the Seller Parties will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.”

6.     The text of Section 8.2(d) of the Merger Agreement shall be deleted in its entirety and replaced with the following text:

“Buyer shall have received executed signature pages to the Seller Support Agreement or the Stockholder Consent from Seller Parties holding not less than eighty-five percent (85%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time, together with any shares of Company Capital Stock issuable upon the exercise or conversion of any Company Option that is outstanding immediately prior to the Effective Time.”

7.     The references in Section 2.6(a) and Section 2.8(b)(iii) of the Merger Agreement to “Section 2.7(b)(v)” shall be deleted and replaced with the following text: “Section 2.8(b)(iii).”

8.    Except as expressly modified by this Amendment, the Merger Agreement is unmodified and in full force and effect.

9.    This Amendment may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Amendment may be effected by means of an exchange of facsimile signatures or other electronic delivery.

10.    This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of Laws provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.    To the extent there is a conflict between the terms and provisions of this Amendment and the Merger Agreement, the terms and provisions of this Amendment will govern.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

PARAGO, INC.

By:	/s/ Juli Spottiswood
Name:	Juli Spottiswood
Title:	President &CEO

BUYER:

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ Jerry Ulrich
Name:	Jerry Ulrich
Title:	Chief Financial Officer & Chief Administrative Officer

MERGER SUB:

BH MONARCH MERGER SUB, INC.

By:	/s/ Jerry Ulrich
Name:	Jerry Ulrich
Title:	Chief Financial Officer

SELLER REPRESENTATIVE:

TH LEE PUTNAM VENTURES, L.P.

By:	TH Lee Putnam Fund Advisors, L.P., its General Partner
By:	TH Lee Putnam Fund Advisors, L.P., its General Partner

By:	/s/ Ramanan Raghaendran
Name:	Ramanan Raghaendran
Title:	Managing Director